Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Goodman Networks Incorporated:

We consent to the use of our report dated October 15, 2012, with respect to the consolidated balance sheets of Goodman Networks Incorporated and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2011 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

February 13, 2013